SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

TRANSKARYOTIC THERAPIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3027191
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

700 Main Street, Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☑

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
N/A	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

PREFERRED STOCK PURCHASE RIGHTS
(Title of Class)

ITEM 1. Description of Registrant’s Securities to be Registered
ITEM 2. Exhibit
SIGNATURE

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 1. Description of Registrant’s Securities to be Registered

     We have amended our rights agreement so that our recently announced merger with Shire Pharmaceuticals Group plc does not cause the rights to separate from our common shares or permit our stockholders to exercise the rights. A complete description of the amendment to our rights agreement is set forth below.

     Amendment To The Rights Agreement. On April 21, 2005, Transkaryotic Therapies, Inc. (the “Company”) and Equiserve Trust Company, N.A., as Rights Agent (the “Rights Agent”), entered into an Amendment (the “Amendment”) to the Rights Agreement, dated December 13, 2000 (the “Rights Agreement”), between the Company and the Rights Agent. The Amendment provides, among other things, that none of Shire Pharmaceuticals Group plc and Sparta Acquisition Corporation and their Affiliates and Associates shall be deemed to be an Acquiring Person, either individually or collectively, by virtue of (i) the announcement of the Merger, (ii) the acquisition of Common Stock pursuant to the Merger, (iii) the execution of the Merger Agreement, (iv) the execution of the Voting Agreement or (v) the consummation of the Merger or of the other transactions contemplated by the Transaction Agreements.

     In addition, the Amendment amends Sections 3(a) and 25 of the Rights Agreement to provide that notwithstanding anything in the Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred and the Company shall not be obligated to provide any notice pursuant to Section 25 as a result of (i) the announcement of the Merger, (ii) the acquisition of Common Stock pursuant to the Merger, (iii) the execution of the Merger Agreement, (iv) the execution of the Voting Agreement or (v) the consummation of the Merger or of the other transactions contemplated by the Transaction Agreements.

     Finally, the Amendment amends Section 7 of the Rights Agreement to provide that the Rights shall expire immediately prior to the Effective Time (as defined in the Merger Agreement).

     The amendment is attached hereto as an exhibit and is incorporated herein by reference. The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of such exhibit.

ITEM 2. Exhibit

     The following exhibit is filed herewith and incorporated herein by reference.

1.	Amendment No. 1 dated as of April 21, 2005, to the Rights Agreement, dated December 13, 2000, between Transkaryotic Therapies, Inc. and Equiserve Trust Company, N.A., as Rights Agent

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 22, 2005	TRANSKARYOTIC THERAPIES, INC.
	By:	/s/ David D. Pendergast
		Name:	David D. Pendergast
		Title:	Chief Executive Officer and President

     This FIRST AMENDMENT dated as of April 21, 2005, to the Rights Agreement dated December 13, 2000 (the “Rights Agreement”), between TRANSKARYOTIC THERAPIES, INC. (the “Company”) and EQUISERVE TURST COMPANY, N.A., as Rights Agent (the “Rights Agent”).

     Pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the following actions are hereby taken prior to executing the Merger Agreement referred to below:

     Section 1. Amendment to Rights Agreement. The Rights Agreement is hereby amended as follows:

     (a) the definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of Shire Pharmaceuticals Group plc, Sparta Acquisition Corporation and their Affiliates and Associates shall be deemed to be an Acquiring Person, either individually or collectively, by virtue of (i) the announcement of the Merger, (ii) the acquisition of Common Stock pursuant to the Merger, (iii) the execution of the Merger Agreement, (iv) the execution of the Voting Agreement or (v) the consummation of the Merger or of the other transactions contemplated by the Transaction Agreements”;

     (b) the following definitions shall be added to Section 1 of the Rights Agreement and the remaining sections shall be relettered accordingly:

     “(u) “Merger” shall have the meaning assigned to such term in the Merger Agreement.”;

     “(v) “Merger Agreement” shall mean the Agreement and Plan of Merger dated as of April 21, 2005, among Shire Pharmaceuticals Group plc, Sparta Acquisition Corporation and the Company.”;

     “(nn) “Transaction Agreements” shall have the meaning assigned to such term in the Merger Agreement.”; and

     “(oo) “Voting Agreement” shall have the meaning assigned to such term in the Merger Agreement.”

     (c) Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of (i) the announcement of the

Merger, (ii) the acquisition of Common Stock pursuant to the Merger, (iii) the execution of the Merger Agreement, (iv) the execution of the Voting Agreement or (v) the consummation of the Merger or of the other transactions contemplated by the Transaction Agreements.”

     (d) Section 25 of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to provide any notice pursuant to this Section 25 as a result of (i) the announcement of the Merger, (ii) the acquisition of Common Stock pursuant to the Merger, (iii) the execution of the Merger Agreement, (iv) the execution of the Voting Agreement or (v) the consummation of the Merger or of the other transactions contemplated by the Transaction Agreements.”

     (e) Section 7 of the Rights Agreement is amended to add the following clause (g) at the end thereof:

     “(g) Notwithstanding anything to the contrary in this Agreement, the Rights shall expire immediately prior to the Effective Time (as defined in the Merger Agreement).”

     (f) Section 21 of the Rights Agreement is amended to add the following as a new second sentence thereof:

     “In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination; and any required notice will be sent by the Company.”

     Section 2. Full Force and Effect. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 3. Force Majure. Notwithstanding anything to the contrary contained herein, Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

     Section 4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of Delaware applicable to contracts to be made and to be performed entirely within Delaware.

     Section 5. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     Section 6. Ratification, Adoption and Approval. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

[SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

TRANSKARYOTIC THERAPIES, INC.,
By:	/s/ David D. Pendergast
	Name:	David D. Pendergast
	Title:	Chief Executive Officer and President

EQUISERVE TRUST COMPANY, N.A.,
By:	/s/ Tyler Haynes
	Name:	Tyler Haynes
	Title:	Managing Director